Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of the

Allianz Variable Insurance Products Fund of Funds Trust:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

December 13, 2011